As filed with the Securities and Exchange Commission on November 1, 2012

Registration No. 333-163129

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WESTERN LIBERTY BANCORP

(Exact name of registrant as specified in its charter)

Delaware	26-0469120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Western Alliance Bancorporation

One E. Washington St., Suite 1400

Phoenix, Arizona 85004

(602) 389-3500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Robert Sarver

Chief Executive Officer

Western Alliance Bancorporation, as the successor company to Western Liberty Bancorp

One E. Washington St., Suite 1400

Phoenix, Arizona 85004

(602) 389-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart G. Stein, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-163129) filed on November 16, 2009 (the “Registration Statement”), pertaining to (a) common stock of Western Liberty Bancorp (“Western Liberty”), (b) preferred stock of Western Liberty, and (c) warrants of Western Liberty.

On October 17, 2012, Western Alliance Bancorporation (“Western Alliance”) completed its acquisition of Western Liberty pursuant to an Agreement and Plan of Merger, dated as of August 17, 2012 (the “Merger Agreement”), by and between Western Alliance and Western Liberty. Under the terms of the Merger Agreement, Western Liberty merged with and into Western Alliance (the “Merger”), with Western Alliance being the surviving corporation of the Merger. As a result of the Merger, each outstanding share of Western Liberty common stock (other than shares to be cancelled in accordance with the terms of the Merger Agreement) was cancelled and converted into the right to receive, at the election of the stockholder, either $4.02 in cash or 0.4341 of a share of Western Alliance, subject to certain proration provisions.

As a result of the Merger, Western Liberty has terminated the offering of Western Liberty’s securities pursuant to the Registration Statement. In accordance with the undertaking made by Western Liberty in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered that remain unsold at the termination of the offering, Western Liberty hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, State of Arizona, on November 1, 2012.

WESTERN ALLIANCE BANCORPORATION, as successor company to Western Liberty Bancorp

By:	/s/ Dale M. Gibbons
Name:	Dale M. Gibbons
Title:	Executive Vice President and Chief Financial
Officer